MANAGED SERVICES AGREEMENT
                           --------------------------

Managed Services Agreement made this 29th day of March, 2002 (the "MSA") by and between ePlus Technology, Inc., a Virginia corporation, with a principal place of business at 400 Herndon Parkway, Herndon, VA 20170 ("Buyer") and Elcom Services Group, Inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 (the "Seller"), elcom, inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 ("elcom"), and Elcom International, Inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 ("EII"). Collectively, the Seller, elcom and EII are referred to herein as the "Elcom Group".

     WHEREAS, Buyer and Seller, Elcom International, Inc. and elcom, inc. have as of March 25, 2002 entered into an Asset Purchase and Sale Agreement (the "Agreement") pursuant to which Buyer has purchased certain identified assets of Seller effective as of the date hereof;

     WHEREAS, Buyer and Seller understand and acknowledge that in order to effect the Agreement, the parties will be required to work together for some period of time, not to exceed sixty days unless extended in writing by Buyer for additional 30 day periods as provided herein, to allow the Business, as such term is defined in the Agreement, of the Seller to be transferred from the Seller to the Buyer;

     WHEREAS, therefore, the parties represent that they will use all reasonable business means to work together to effectuate the transfer of the Business by the Seller to the Buyer in an efficient and effective fashion;

     WHEREAS, the parties intend that this MSA shall set forth the terms and conditions under which the parties shall work together during this transitional period.

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.      Appointment.

                1.1 Subject to the terms of this MSA, Buyer appoints Seller to provide or procure the provision of the services described in Exhibit A (the "Services"), attached hereto and incorporated herein.

                1.2 For so long as Seller is obliged to perform the Services under this MSA, Seller shall be responsible for ensuring that the Services are properly provided. The service levels provided by Seller shall be no less than the service levels provided by Seller for its own business immediately prior to closing.

                1.3 The parties agree that they shall co-operate fully with each other as regards the supply and performance of the Services.

                1.4 Buyer and Seller acknowledge that, upon the closing of the Agreement and the signature of the Middleware Software License Agreement and the physical delivery of the software thereunder, Seller will have fully performed all of its obligations under those agreements and they may no longer be deemed executory.

        2.      Service Charges, Invoicing and Payment.

                2.1 In consideration of the provision of the Services, Buyer shall pay the service charges set forth in Exhibit A (the "Service Charges") to Seller, provided such charges shall in no event exceed the actual cost to Seller of providing the Services.

                2.2 All amounts payable under this MSA are exclusive of any and all taxes which shall be additionally payable by Buyer.

                2.3 The Service Charges shall be invoiced on the fifteenth day of each month and the last day of each month in arrears. Seller shall pay the Service Charges within ten (10) days of the date of receipt of the invoice.

        3.      Supervision.

                3.1 Seller and Buyer shall each nominate at least one (but not more than two) individuals with responsibility and requisite expertise of the relevant Services to monitor the delivery and performance of the Services.

                3.2 The individuals appointed under Section 3.1 shall act as the primary points of contact between the parties and all communications in relation to the relevant Services shall be made through them.

                3.3 At the Buyer's request, the Seller shall make available reasonable office space and associated services for any of Buyer's personnel who are visiting or are a resident at Seller's Norwood, Massachusetts, Canton, Massachusetts or Bristol, Pennsylvania location during the period this MSA is in effect and the terms of use of such facilities shall be in accordance with Exhibit B hereof; provided, however, no Buyer personnel may be permitted to enter the Seller's Norwood facility unless such personnel has signed a mutually agreed confidentiality obligation.

                3.4 At any time each of Seller's representative and Buyer's representative may request a meeting to monitor and review the arrangements relating to the Services and associated operational issues.

        4.      Information.

                4.1 Seller shall make available to Buyer for the term of this MSA such information and facilities as it owns or controls as may reasonably be required by Buyer to receive the Services.

                4.2 Buyer grants Seller a non-exclusive, royalty free, license to use the software identified as SalesTrak owned by Buyer to the extent necessary to allow Seller to perform the Services.

        5.      Limitation of Liability.

                5.1 BUYER'S EXCLUSIVE REMEDY AND SELLER'S ENTIRE LIABILITY IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, OR IN ANY WAY CONNECTED TO THIS MSA AND THE SERVICES PROVIDED HEREUNDER IS LIMITED TO PAYMENT BY SELLER OF ACTUAL DAMAGES, NOT TO EXCEED THE AMOUNT PAID HEREUNDER.

                5.2 IN NO EVENT WILL SELLER BE LIABLE FOR ANY LOST PROFITS, BUSINESS REVENUE, OR GOODWILL, OR OTHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES HOWSOEVER CAUSED, EVEN IF THE POSSIBILITY OF SUCH LOSS OR DAMAGE HAS BEEN DISCLOSED IN ADVANCE OR COULD REASONABLY HAVE BEEN FORESEEN.

        6.      Term and Termination.

                6.1 This MSA shall terminate sixty (60) days from the date hereof, subject to the 30 day extension periods by the Buyer, in its sole discretion, by written notice. Each extension shall be for 30 days or as otherwise agreed and the total number of extensions shall not exceed four unless by mutual written consent. Buyer shall deliver such extension notice to Seller not less than ten (10) days prior to the end of the initial 60 day term and each 30 day renewal term. This MSA can be renewed in whole or in part in Buyer's sole discretion during the term or any renewal term of this MSA; the obligation of Seller to provide services for the services renewed shall not be diminished (for example, Buyer may move out of one leased space but renew the other).

                6.2 Notwithstanding the above, if Seller gives 60 days written notice to Buyer (such notice may not be given prior to April 30, 2002) that Seller has subleased to another party the Canton, Massachusetts or Bristol, Pennsylvania offices, the obligation of Seller to provide personnel and shared office space to Buyer at that location shall terminate on the date specified unless otherwise agreed by written mutual consent. If this early termination occurs at the Canton, Massachusetts facility, Buyer may request and Seller agrees to relocate the personnel and equipment related to this MSA to its Norwood, Massachussets facility and Buyer agrees to reimburse Seller for the relocation costs; provided, however, no Buyer personnel may be permitted to enter the Seller's Norwood facility unless such personnel has signed a mutually agreed confidentiality obligation..

                6.3     This   obligation   to  provide   shared  space  may  be
terminated with ten (10) days notice by Seller if the Buyer fails to pay the Service Charges on a timely basis.

Services provided by the Seller to the Buyer in regards to personnel located at the Bristol, Pennsylvania or Canton, Massachusetts facilities may be terminated with ten (10) days notice by Seller to Buyer if Seller must vacate the properties due to legal order. In the event that Seller must vacate the Canton facility, at Buyer's request, Seller agrees to provide sufficient space and access to the personnel located at the Canton facility in its headquarters facility at 10 Oceana Way in Norwood, Massachusetts. Seller represents and warrants that it is not in default in leases in the Bristol, Pennsylvania or Canton, Massachusetts space and that it knows of no condition at the time of Closing that with the passage of time, would cause the Seller to be in default.

                6.4 This MSA may be terminated by either party if the other party commits a material breach of its obligations hereunder which, in the case of a breach capable of being remedied, is not remedied within five (5) days of a written request to do so.

                6.5     On termination of this MSA either in whole or in part:

                        6.5.1 Buyer and Seller shall, within fourteen (14) days (or any shorter period which the parties may agree) from and including the relevant date of termination of this MSA return all property belonging to the other which has come into their respective possession or under their control as a result of the entering into, or the performance of, the relevant Service under this MSA; and

                                6.5.2   all  outstanding  Service  Charges shall
remain due and payable by Buyer to Seller in accordance with the terms of this MSA.

                        6.5.3 At Buyer's sole discretion upon written notice delivered to Seller within ten (10) days prior the termination of this MSA, commencing on termination of this MSA and for a term of no more than 12 months including any term of this MSA, Seller shall host the software known as Sales Trak and Middleware, Starbuyer, PECOS.WEB, PECOS.IT, and/or PECOS.IPM for the purpose of providing business continuity for those customers purchased from Seller by Buyer which were using such systems immediately prior to Closing or during the MSA (the "Hosting Services"). In the event Buyer elects to have Seller provide Hosting Services, Seller shall provide such Hosting Services in the same manner that Seller currently provides Hosting Services as of the date immediately prior to Closing. In consideration of the provision of such Hosting Services after the termination of this MSA, Buyer shall pay Seller $1,500 per month to host Sales Trak and Middleware, and $1,500 per month to host the other software systems. Buyer shall pay such amounts to Seller on the first business day of any month during which Seller is providing Hosting Services.

                6.6     Sections   2,  5,  6.5,  7  through  11  shall   survive
termination or expiration of this MSA.

                6.7 Buyer may terminate this agreement on five (5) days written notice for any reason with no penalty.

        7.      Power of Attorney; Trust

                7.1 Seller hereby appoints Buyer or its officers, or any other person whom Buyer may designate as Buyer's attorney, coupled with an interest, to be Seller's true and lawful attorney, with full power of substitution, in Seller's name or Buyer's name or otherwise, for Buyer's sole use and benefit, but at Buyer's sole cost and expense, to exercise at any time all or any of the following powers with respect to all or any of the funds deposited to Seller's lockbox account, or checks received by Buyer that are in Seller's name, for any funds due to Buyer after the Closing Date:

        a) to receive, take, endorse, assign and deliver any and all checks, notes, money orders, drafts and other negotiable and nonnegotiable instruments taken or received by Buyer or Seller in connection therewith;
        b) to sign Seller's name on any invoice relating to any account, financing statements under the UCC and other public records, on verifications of accounts, and on notices to customers of Buyer;
        c) to receive, open, process and distribute all mail addressed to Seller; and
        d) to send requests for verification of accounts to Seller's customers.

                7.2 Trust. Seller agrees to act as Trustee for Buyer and keep in Trust monies received by it which are due to Buyer. Seller agrees to forward such monies by check, or if greater than $25,000 by wire transfer, to an account designated by Buyer within two business days. Buyer agrees to act as Trustee for Seller and keep in Trust monies received by it which are due to Seller. Buyer agrees to forward such monies by check, or if greater than $25,000 by wire transfer, to an account designated by Seller within two business days.

                7.3 In addition to the obligations set forth in Section 8.6 of the Purchase Agreement, Seller and Buyer undertake to keep confidential the Confidential Information (as defined in Section 7.4) both during and after the termination of this MSA except where (and to the extent only that): the Confidential Information was already lawfully known, or became lawfully known independently of the performance of the Services; the Confidential Information is in, or comes into, the public domain other than due to wrongful use or disclosure by Buyer or Seller; or the disclosure is required by law or regulation.

                7.4 Confidential Information means all information (whether written or oral) concerning the business and affairs of the Buyer or Seller which is obtained or received as a result of the discussions leading up to, the entering into or the performance of this MSA.

                7.5 Buyer and Seller shall notify the other immediately if either becomes aware of a breach of this Section by any person to whom Confidential Information has been divulged and shall give the other party all reasonable assistance in connection with any proceedings against such person.

8.      Trade names.

        The Seller hereby grants the Buyer, a royalty fully pre-paid, non-transferable and non-exclusive right and license to use, without right of sub-license, in the United States, the trade names "Elcom" and "Elcom Services Group" to conduct and operate the Business after the Closing as conducted as of the Closing. Such right and license shall have a term of six (6) months with respect to the trade name "Elcom" and a term of twelve (12) months with respect to the trade name "Elcom Services Group" and shall be restricted to use of such trade name on invoices and correspondence with customers. Without the prior written consent of the Seller, the Buyer may not (i) change or modify the Names or create any design variation of the Names, (ii) join any word, symbol, name, mark or logo with the Names so as to form a composite trade name or mark, or
(iii) use any other trademark or trade name that is confusingly similar to the Names. The Buyer shall use the Names in accordance with such quality standards as may be established by the Seller and communicated to the Buyer from time to time, it being understood that the quality standards maintained by the Seller prior to the Closing shall be acceptable to the Seller. In the event the Seller notifies the Buyer of the failure by the Buyer to maintain appropriate quality standards with respect to its uses of the Names, the Buyer shall use diligent efforts to cure the cause of such failure or, if unable to cure it, discontinue such uses of the Names. Upon termination of this Agreement, Buyer shall cease all use of the Names and destroy all copies of stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, and products bearing the Names in their possession or under their control. Terms not defined in this section 8 shall have the meaning ascribed to them in the Agreement.

9.      Treatment of Block Time Payments

        To the extent that the Seller, as of the date hereof, has received pre-payment from any customer of Seller, pursuant to a written contract with such customer, and disclosed in Exhibit C attached hereto, for services which have not yet been rendered by Seller and to the extent that Buyer renders such services to such customer after the date hereof, then Buyer shall be entitled to draw down on the Escrow Amount, as such term is defined herein. Buyer shall provide Seller with prior written notice of any draw down on the Escrow Amount; provided that the notice from Buyer to Seller shall indicate the contract under which the services were performed, the dates of performance of the services and the actual costs incurred by Buyer in performing the services.

10.     Escrow

        10.1 As used herein the following terms shall have the following meanings:

        (a)     "Escrow   Agent":   a  mutually  agreed   recognized   financial
institution acting as escrow agent as provided herein.

        (b) "Escrow Agreement": a mutually agreeable Escrow Agreement by and among the Escrow Agent, Buyer and the Elcom Group.

        (c) "Escrow Amount": such amount to be determined by the parties in accordance with Section 8.11 of the Purchase Agreement; provided in no event shall such amount exceed six hundred thousand dollars ($600,000).

        10.2 The parties agree that they shall execute and deliver an Escrow Agreement with an Escrow Agent within ten (10) days of the date of the Closing, containing customary terms and conditions. Buyer shall deliver the Escrow Amount to such Escrow Agent immediately upon execution of such Escrow Agreement. In the event that Buyer fails to deliver the Escrow Amount to the Escrow Agent in accordance herewith, without prejudice to any other remedy, Seller may terminate this MSA by providing written notice of termination to Buyer. The parties agree that they shall each pay half of any fees charged by the Escrow Agent for the Escrow Agreement. Such Escrow Agreement shall provide, among other things, that the following amounts constitute the Escrow Amount and are to be released to the Seller upon Seller providing the Escrow Agent with evidence of the occurrence of the release condition referenced below:

Amount              Event Related To              Release Condition
------------------------------------------------------------------------------
$122,000            Payment of bonuses and        Seller evidence of payment.
                    commissions to Transferred
                    Employees

$84,000             Severance amounts             Earlier of the date of
                                                  termination of the Managed
                                                  Services Agreement and 180
                                                  days from the date of the
                                                  Closing.

$113,000            Vacation accrual              90 days from the date of the
                                                  Closing.

$17,000             Salomon Smith Barney ("SSB")  On the date the SSB
                    subinventory                  subinventory is shipped to
                                                  SSB

$96,000             Block time pre-paid           Earlier of the expiration of
                    services                      the contracts relating to the
                                                  block time pre-paid services
                                                  and 365 days from the date of
                                                  the Closing.

$100,000            Seller withholding or         90 days from the date of the
                    converting moneys owed to     Closing.
                    Buyer

        10.3 Any defined term used in this Section 10 and not defined herein shall have the meaning ascribed to it in the Purchase Agreement

        11.     Miscellaneous.

                11.1 No waiver, amendment or termination shall be effective unless in writing signed by the party to be charged. No waiver in one instance shall constitute a waiver in any other. All notices shall be in writing and delivered in hand or sent by registered or certified mail, return receipt requested, or by overnight Federal Express at the addresses set forth above to the attention of the persons signing this MSA below. Copies of all notices sent to Seller shall be sent to the attention of the General Counsel of Seller at the address set forth above.

                11.2 This MSA shall be governed under the laws of the Commonwealth of Massachusetts without regard to application of conflict of laws principles.

                11.3 Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be resolved by non-binding mediation to be conducted in Washington, D.C. by one (1) mediator either selected by agreement of the parties or in accordance with and subject to the Commercial Mediation Rules of the American Arbitration Association then in effect. In the event that the parties are unable to resolve such claim or controversy through mediation, the parties hereby irrevocably agree that any legal suit brought by any party arising from this Agreement may be brought in the courts located in the State of Virginia.

                11.4 This MSA constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral and written communications, proposals and agreements in such regard. This MSA may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                11.5 Headings are for convenience and are not admissible as to construction.

                11.6    This MSA shall bind upon and inure to the benefit of the
parties and their respective successors, assigns, heirs and legal representatives; provided no party may assign this MSA or delegate any obligations hereunder without the prior written consent of the other party except that Buyer may assign its rights and obligations to any affiliated entity established by Buyer in order to effect the within transactions.

        IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this MSA as of the date set forth above.

ELCOM SERVICES GROUP, INC.



By:     /s/ Peter Rendall
        Name: Peter Rendall
        Title: CFO

ELCOM INTERNATIONAL, INC.



By:     /s/ Peter Rendall
        Name: Peter Rendall
        Title: CFO

elcom, inc.



By:     /s/ Peter Rendall
        Name: Peter Rendall
        Title: CFO

ePlus Technology, Inc.



By:     /s/ Kleyton L. Parkhurst
        Name: Kleyton L. Parkhurst
        Title: SVP, Secretary and Treasurer

                    Exhibit A to Managed Services Agreement

                      Description of Services and Charges

Transition Team
---------------

- Seller shall provide a transition team to assist with each of the items identified below.
- The transition team shall provide the services identified herein for the term of the MSA.
- The transition team shall provide assistance to Buyer in detailing and implementing a transition plan mutually agreed by the parties.


Customer Notification
---------------------

- Seller shall assist Buyer in outlining a customer communication campaign and plan.
- Seller shall assist Buyer in preparing documentation to support customer communication.
- Seller's executives shall assist Buyer in the customer notification process. Such notification shall include face to face meetings with customers.

Personnel Transition
--------------------

- Seller shall provide Buyer with necessary HR documentation as mutually agreed by the parties.

-       Seller shall transition its payroll data to Buyer.

Middleware
----------

- Seller shall develop a project plan and one or more Statement(s) of Work to be agreed to by Buyer, and Seller shall perform the work identified in the Statement of Work required for the transition of the Software, as such term is defined in the Software License Agreement, to the Buyer's systems and implementation at Buyer's facility.

Customer Transition
-------------------

- Seller shall provide all customer records including contracts and rebates maintained by the Seller to Buyer.

- Seller shall use commercially reasonable efforts to assist Buyer in assigning all relevant documentation to Buyer.

Order Transition/Fulfillment
----------------------------

- Seller shall allow customers to transact orders through Seller's Starbuyer, PECOS.web and PECOS.ipm systems while the customer transition is in process and shall use reasonable commercial efforts to process these orders through the Buyer's Tech Data outsourcing arrangement or as otherwise directed by Buyer.

- Seller shall allow Buyer to transact orders through SalesTrak to be transmitted to Buyer for fulfillment of any orders not acceptable to Tech Data for processing under the outsourcing arrangement while the SalesTrak transition is in process;

- Seller shall provide open order information to Buyer so that Buyer can transition open orders to Buyer's system by a mutually agreed date.

-       Seller  shall  disable  order   processing  via  PECOS.web,   Starbuyer,
        PECOS.ipm on a mutually agreed date for any non Tech Data outsource orders (unless extended by the Hosting Services Agreement).

-       Seller  shall  disable  order   processing  via  PECOS.web,   Starbuyer,
        PECOS.ipm on a mutually agreed date for any Tech Data outsource orders (unless extended by the Hosting Services Agreement).

- Seller shall provide professional services open billings and this backlog shall be transitioned to Buyer as of a mutually agreed date for fulfillment and invoicing.

Purchasing/Product Management Services
--------------------------------------

-       Seller  shall  assist  in  the   transition   of  sales  out   reporting
        requirements/vendor   funding  and  administration  through  a  mutually
        agreeable date.

- Seller shall assist in transferring any customer consignment inventory to Buyer's facility or Buyer's distributors facility as a mutually agreeable date.

- Seller shall assist in the transition of customer rebate contracts. Seller shall use commercially reasonable efforts to add Buyer to such rebate contracts.

-       Seller shall assist in transitioning  any existing  agent-type  contract
        with   manufacturers   whereby   Seller  is  earning  a  commission   on
        transactions to Seller's customers.

Returns Processing
------------------

- Buyer shall assume all returns liabilities for returns initiated as of a mutually agreeable date.

Receivables/Collections
-----------------------

- Seller shall identify and report all pre-acquisition receivables to be held by Seller (customer, vendor, rebates, accrued MDF, etc.).

- Seller shall report all activity under the Tech Data outsourcing arrangement. The parties acknowledge that this service may not be required if the Tech Data agreement is assigned to Buyer.

- Seller shall reconcile agent fees/transactions reported by Tech Data. The parties acknowledge that this service may not be required if the Tech Data agreement is assigned to Buyer.

- Seller shall pay within two business days agent fees received by Seller from Tech Data under the Tech Data outsourcing arrangement to Buyer. The parties acknowledge that this service may not be required if the Tech Data agreement is assigned to Buyer.

- Seller shall perform collections and retain records for orders shipped prior to a mutually agreed date.

- Seller shall invoice, collect and retain funds for its own account for any product shipments, outside of the Tech Data outsourcing arrangement, completed prior to closing.

- Seller shall collect and retain agent fees for its own account for any product shipments under the Tech Data outsource arrangement and all agent fee programs completed prior to closing.

- Seller shall invoice, collect and retain funds for its own account for any professional services completed prior to closing.

- Seller shall cooperate with Buyer in any collection activity against customers purchased by Buyer.

Equipment and Facilities
------------------------

-       Seller shall  provide fixed asset  information/inventory  list to add to
        Schedule 1.2 of the Purchase Agreement.

- Seller shall use reasonable commercial efforts to assign leasing contracts on equipment in sales branches that Buyer consents to have assume.

- Seller shall provide reasonable commercial efforts to facilitate the assignment of the assumed real estate leases to Buyer.

- Buyer shall reimburse Seller for Seller's lease costs for equipment identified to be on lease and accepted by Buyer from the date of Closing to the termination of this MSA

Charges
-------

- Seller shall recharge Buyer for shared space identified in this document or otherwise mutually agreed, telecommunications in the shared space, leased equipment, travel, and other third-party costs incurred by Seller on Buyer's behalf as set forth below

        1. The cost for shared space in Canton, Massachusetts or Norwood, Massachusetts shall be $8,638 per month and the cost in Bristol, Pennsylvania shall be $16,360 per month. This charge is exclusive of all HVAC, electrical, and facilities charges, which shall be billed to Buyer at the actual charges incurred by Seller.

        2. The telecommunications charge shall be the actual charges incurred by Seller.

        3. The charge for leased equipment not sold to Buyer but used by Seller in the performance of this MSA is set forth in Exhibit D attached hereto

        4.      The  charge  for  travel  and  other  reimbursable   third-party
                expenses shall be approved in advance by Buyer.

        5. The Seller shall submit anticipated charges for pre-approval by Buyer if such charges exceed $500 per charge or $2,500 per month in the aggregate.

        6. Seller shall charge Buyer for time and materials for transition services, including systems development, provided by Seller staff, at cost equal to a pro-rata portion of the personnel's base salary plus 18%. This charge shall include all employee benefits, office supplies, etc.

        7. Prior to performing billable work Buyer and Seller shall agree on the statement of work and charges to be incurred. Buyer agrees to pay half the salary of Ken Frade and Ron Koster and ten percent of the salary of Don Browne; each for a minimum of two weeks until such date as Buyer provides Seller with notice of termination of their services in writing.

                  Exhibit B to the Managed Services Agreement

                         Terms of Use of the Facilities

Buyer shall obtain, at Buyer's expense, and keep in effect during the term of this MSA, (a) commercial general liability insurance (including personal injury and contractual liability) with a liability limit of no less than US$1,000,000, and (b) workers' compensation, disability and unemployment insurance sufficient to meet the statutory requirements of the Commonwealth of Massachusetts. Certificates of insurance evidencing such coverage shall be furnished promptly upon the request of Seller at any time during the term of the MSA. Buyer understands and acknowledges that Seller shall not be required in any manner to insure Buyer's assets and employees and Buyer shall obtain any and all such insurance as Buyer reasonably deems necessary.

Buyer shall comply promptly with all rules and regulations of Seller as issued from time to time by Seller.

Seller shall defend, indemnify and hold Buyer free and harmless of and from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys fees, arising out of any claim asserted by the landlord for the facilities against Buyer.

                  Exhibit C to the Managed Services Agreement

                              Block Time Payments

                  Exhibit D to the Managed Services Agreement

                                Leased Equipment